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                                                                   EXHIBIT 10(c)


               Marathon Oil Corporation Senior Executive Officer
                      Annual Incentive Compensation Plan
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              (As Amended and Restated Effective January 1, 2002)


1. Purpose

     The objectives of the Marathon Oil Corporation Senior Executive Officer Annual Incentive Compensation Plan, formerly named the USX Corporation Senior Executive Officer Annual Incentive Compensation Plan (the "Plan"), are to advance the interests of the Corporation by providing Plan Participants with annual incentive opportunities linked directly to specific results. It is intended that the Plan will:

     (a) reinforce the Corporation's goal-setting and strategic planning process,

     (b) recognize the efforts of senior executive officers in achieving objectives, and

     (c) aid in attracting and retaining competent senior executive officers, thus ensuring the long-range success of the Corporation.


2. Definitions

   The following definitions will apply:

     Award - An award granted under the Senior Executive Officer Annual Incentive Compensation Plan.

     Board -       The Board of Directors of Marathon Oil Corporation.

     Committee -   The Compensation & Organization Committee of the Board of
                   Directors of Marathon Oil Corporation, which will consist of not less than three directors of the Corporation who are appointed by the Board of Directors and who will not be and will not have been an officer or an employee of the Corporation. In addition, in order to be a member of the Committee, a director must be an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

     Corporation - Marathon Oil Corporation, formerly named USX Corporation, together with any 80% or more owned subsidiary companies.

     Participant - A senior executive officer who is eligible to receive incentive compensation under the Plan.
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3. Administration

   The Committee will administer the Plan and will make all other determinations necessary under the Plan. Determinations made by the Committee will be final and binding upon Participants and their legal representatives and, in the case of deceased Participants, upon their executors, administrators, estates, beneficiaries, heirs and legatees. The terms and provisions of the Plan will be construed under and controlled by the law of the State of Delaware.

4. Participants

   Participants in the Plan are employees who served the Corporation in one of the positions listed below for at least a portion of the year for which Awards are made:

            Chairman
            Chief Executive Officer
            President
            Vice Chairmen
            Chief Operating Officer
            Chief Financial Officer
            General Counsel
            Executive Vice Presidents
            Senior Vice Presidents

   Awards made to individuals who die (in which case the Award will be made to the estate of the Participant) or retire during the year will be prorated based on the period of active employment. An employee who is a participant in any other cash incentive plan for a year or portion thereof may not participate in the Plan for the same year or portion thereof.

5. Determination of Awards

   Each Award granted under the Plan will be based upon the performance of the Corporation. Performance will be evaluated using the specific performance measures outlined in the table below. The Committee has the authority to adopt, in accordance with regulations established under the Code, applicable target levels under these performance measures and the amounts to be awarded for attaining these target levels.

   The Committee reserves the right to reduce the amount of an Award or eliminate an Award that would otherwise be payable to a Participant under the Plan. In no event will the amount of an Award payable to a Participant for a year exceed $3.0 million.
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          Applicable
         Performance
           Measures
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Income From Operations

Oil and Natural Gas Production
 Liquid Hydrocarbon
 Natural Gas

Increases in Reserves in
Excess of Annual Production
 Liquid Hydrocarbon
 Natural Gas

Refined Products
 Sales
 Margins

Worker Safety (Lost Time Accidents)

Toxic Emissions Improvements

Work Force Diversity

Common Stock Performance


6. Payment of Awards

   Awards can be paid under the Plan only after the Committee certifies in writing that the applicable performance measures have been satisfied.

   The Committee may permit deferral of receipt of all or any portion of an Award granted under the Plan for such period and under such conditions as the Committee may determine, including the payment of interest at a reasonable rate.

   No Award will be paid to a Participant who quits or is discharged prior to payment of an Award.

   Unless receipt is deferred, an Award will be paid in cash as soon as practicable following the determination of Awards. Awards are subject to income and payroll tax withholding.

   Awards are included in "gross pay" for purposes of benefit calculations under the respective retirement and thrift plans unless the Award is paid after a Participant retires.

7. Effective Date

   This Plan became effective on May 2, 1994, applicable to each calendar year thereafter.